                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*

                              ESS Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269151-10-6
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 269151-10-6             13G                         PAGE 1 OF 7 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SUNG KOOK KIM
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)   [ ]
                                                            (b)   [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

                        0
    NUMBER OF
                  --------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER

   BENEFICIALLY         3,680,954

     OWNED BY
                  --------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER

    REPORTING           0

      PERSON
                  --------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
       WITH
                        3,680,954

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,680,954
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.05% BASED ON 40,669,242 TOTAL SHARES OUTSTANDING AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

* Represents shares held by four trusts, of three of which Mr. Kim is one of the three trustees and of one of which Mr. Kim is one of the two trustees.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 269151-10-6             13G                         PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MEE SIM LEE
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)   [ ]
                                                              (b)   [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

                        0
    NUMBER OF
                  --------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER

   BENEFICIALLY         3,680,954

     OWNED BY
                  --------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER

    REPORTING           0

      PERSON
                  --------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
       WITH
                        3,680,954

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,680,954
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.05% BASED ON 40,669,242 TOTAL SHARES OUTSTANDING AS OF DECEMBER 31, 1997

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

*Represents shares held by four trusts, of three of which Ms. Lee is one of the three trustees and of one of which Ms. Lee is one of the two trustees.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 269151-10-6             13G                         PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MYONG SHIN KIM
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)   [ ]
                                                          (b)   [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

                        7,100
    NUMBER OF
                  --------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER

   BENEFICIALLY         1,909,154

     OWNED BY
                  --------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER

    REPORTING           7,100

      PERSON
                  --------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
       WITH
                        1,909,154

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,916,254
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.71% BASED ON 40,669,242 TOTAL SHARES OUTSTANDING AS OF DECEMBER 31, 1997

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

* Represents shares held by three trusts of which Ms. Kim is one of three trustees.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 269151-10-06            13G                         PAGE 4 OF 7 PAGES


ITEM 1(a).     NAME OF ISSUER:

                      ESS Technology, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      48401 Fremont Blvd., Fremont, CA 94538

ITEM 2(a).     NAME OF PERSON FILING:

           (1) Sung Kook Kim

           (2) Mee Sim Lee

           (3) Myong Shin Kim


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      48401 Fremont Blvd., Fremont, CA 94538

ITEM 2(c).     CITIZENSHIP:

                      U.S.A.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                      Common Stock

ITEM 2(e).     CUSIP NUMBER:

                      269151-10-6


ITEM 3.  STATUS OF PERSON FILING:

        NOT APPLICABLE

ITEM 4. OWNERSHIP

        (a)    AMOUNT BENEFICIALLY OWNED:

            (1)AMOUNT BENEFICIALLY OWNED BY SUNG KOOK KIM:

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust       1,771,800
As one of three Trustees for The Edward Y.C. Chan Trust                          814,576
As one of three Trustees for The David Y.W. Chan Trust                           814,578
As one of three Trustees for The Michael Y.J. Chan Trust                         280,000
                                                                         TOTAL: 3,680,954 shares

            (2)AMOUNT BENEFICIALLY OWNED BY MEE SIM LEE:

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust      1,771,800
As one of three Trustees for The Edward Y.C. Chan Trust                        814,576
As one of three Trustees for The David Y.W. Chan Trust                         814,578
As one of three Trustees for The Michael Y.J. Chan Trust                       280,000
                                                                  TOTAL:      3,680,954 shares

 CUSIP 269151-10-6                 13G                         PAGE 5 OF 7 PAGES

             (3)      AMOUNT BENEFICIALLY OWNED BY MYONG SHIN KIM:


As one of three Trustees for The Edward Y.C. Chan Trust                 814,576
As one of three Trustees for The David Y.W. Chan Trust                  814,578
As one of three Trustees for The Michael Y.J. Chan Trust                280,000
Shares held by Myong Shin Kim directly                                    7,100
                                                   TOTAL:              1,916,250 shares

        (b) PERCENT OF CLASS: (based on 40,669,242 shares outstanding as of December 31, 1997)

(1) Percent of Class Beneficially Owned by Sung Kook Kim:     9.05%
(2) Percent of Class Beneficially Owned by Mee Sim Lee:       9.05%
(3) Percent of Class Beneficially Owned by Myong Shin Kim:    4.71%

        (c)(1) THE NUMBER OF SHARES AS TO WHICH SUNG KOOK KIM HAS:

               (i)    sole power to vote or direct the vote:   -0-

               (ii) shared power to a vote or to direct the vote

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust     1,771,800
As one of three Trustees for The Edward Y.C. Chan Trust                        814,576
As one of three Trustees for The David Y.W. Chan Trust                         814,578
As one of three Trustees for The Michael Y.J. Chan Trust                       280,000
                                                                TOTAL:       3,680,954 shares

               (iii) sole power to dispose or to direct the disposition of:  -0-

               (iv) shared power to dispose or to direct the disposition of

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust      1,771,800
As one of three Trustees for The Edward Y.C. Chan Trust                         814,576
As one of three Trustees for The David Y.W. Chan Trust                          814,578
As one of three Trustees for The Michael Y.J. Chan Trust                        280,000
                                                                 TOTAL:       3,680,954 shares

        (c)(2) THE NUMBER OF SHARES AS TO WHICH MEE SIM LEE HAS:

               (i)    sole power to vote or direct the vote:   -0-

               (ii) shared power to a vote or to direct the vote

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust     1,771,800
As one of three Trustees for The Edward Y.C. Chan Trust                        814,576
As one of three Trustees for The David Y.W. Chan Trust                         814,578
As one of three Trustees for The Michael Y.J. Chan Trust                       280,000
                                                                TOTAL:       3,680,954 shares

 CUSIP NO. 269151-10-6             13G                         PAGE 6 OF 7 PAGES


               (iii) sole power to dispose or to direct the disposition of:  -0-

               (iv) shared power to dispose or to direct the disposition of

As one of two Trustees for The Shiu Leung and Annie M.H. Chan Gift Trust    1,771,800
As one of three Trustees for The Edward Y.C. Chan                             814,576
As one of three Trustees for The David Y.W. Chan                              814,578
As one of three Trustees for The Michael Y.J. Chan                            280,000
                                                                TOTAL:       3,680,954 shares

    (c)(3)     THE NUMBER OF SHARES AS TO WHICH MYONG SHIN KIM HAS:

               (i)    sole power to vote or direct the vote:   7,100

               (ii) shared power to a vote or to direct the vote

As one of three Trustees for The Edward Y.C. Chan Trust          814,576
As one of three Trustees for The David Y.W. Chan Trust           814,578
As one of three Trustees for The Michael Y.J. Chan Trust         280,000
                                                  TOTAL:       1,909,154 shares

               (iii) sole power to dispose or to direct the disposition of:
                                                                           7,100

               (iv) shared power to dispose or to direct the disposition of

As one of three Trustees for The Edward Y.C. Chan Trust                814,576
As one of three Trustees for The David Y.W. Chan Trust                 814,578
As one of three Trustees for The Michael Y.J. Chan Trust               280,000
                                                        TOTAL:       1,909,154 shares


ITEM 5.  OWNERSHIP OF 5% OR LESS OF A CLASS.

               Not applicable


ITEM 6. OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

               See description of ownership described in Item 4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

 CUSIP NO. 269151-10-6             13G                         PAGE 7 OF 7 PAGES


ITEM 10.  CERTIFICATION.

               Not applicable

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

dated: February 10, 1998

                              /s/  Sung Kook Kim
                              --------------------------------------------
                                               Sung Kook Kim
                              (As a Trustee for The Shiu Leung and Annie
                              M.H.Chan Gift Trust, The Edward Y.C. Chan
                              Trust, The David Y.W. Chan Trust, and The
                              Michael Y.J. Chan Trust )


                              /s/  Mee Sim Lee
                              --------------------------------------------
                                                Mee Sim Lee
                              (As a Trustee for The Shiu Leung and Annie
                              M.H.Chan Gift Trust, The Edward Y.C. Chan
                              Trust, The David Y.W. Chan Trust, and The
                              Michael Y.J. Chan Trust )


                              /s/  Myong Shin Kim
                              --------------------------------------------
                                               Myong Shin Kim
                              (As a Trustee for The Edward Y.C. Chan Trust, The David Y.W. Chan Trust, and The Michael Y.J. Chan Trust )



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)